FOR IMMEDIATE RELEASE		May 1, 2015
Media Contact: Analyst Contact:	Alan Bunnell, (602) 250-3376 Paul Mountain, (602) 250-4952
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2015 FIRST-QUARTER RESULTS

•	Results in line with expectations; full-year 2015 earnings guidance affirmed

•	Revenue adjustors help offset mild weather as Company readies its fossil plants for summer demand

•	Company continues growing its solar energy portfolio

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $16.1 million, or $0.14 per diluted share of common stock, for the quarter ended March 31, 2015. This result compares with $15.8 million, or $0.14 per diluted share, for the same period in 2014. For both the 2015 and 2014 first-quarter periods, net income is the same as on-going earnings.

“We are off to another solid start this year despite seasonal weather patterns that remained unfavorable compared to historical averages, as well as an increase in fossil power plant maintenance designed to ensure our generation fleet operates reliably during Arizona’s upcoming hot summer months,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt.

Brandt said the Company also continues to grow an already diverse energy portfolio with the addition of two more APS-owned solar plants scheduled to come on line this summer. The two new facilities will each produce 10 megawatts of solar energy, enough power to supply 5,000 homes. “In addition,” he said, “as part of our innovative Solar Partner Program, we will begin installing solar panels this quarter on the rooftops of 1,500 residential customers.”

The 2015 first-quarter results comparison was positively impacted by the following major factors:

•
Revenue adjustors improved earnings by $0.08 per share compared to the 2014 first quarter. These adjustors included a Jan. 1, 2015, rate change reflecting acquisition of Southern California Edison’s interest in Units 4 and 5 of the Four Corners Power Plant; higher retail transmission revenues; and higher lost fixed cost recovery (LFCR).

•
The effects of weather variations improved results by $0.04 per share compared to the year-ago period despite temperatures that remained less favorable than normal. While residential heating degree-days (a measure of the effects of weather) were 6 percent higher than last year’s first quarter, heating degree-days were 51 percent below normal 10-year averages. As a result, weather impacted 2015 first-quarter earnings negatively by $0.06 per share compared with historically normal conditions.

These positive factors were offset by the following items:

•
Increased operations and maintenance expenses decreased results by $0.03 per share compared with the prior-year period. The expense increase was comprised of higher fossil plant maintenance costs largely as a result of more planned work being completed in the 2015 first quarter compared with the 2014 first quarter.

The O&M variance excludes costs associated with renewable energy, demand side management and similar regulatory programs, which are offset by comparable amounts of operating revenues.

•	Expiration of a long-term wholesale contract at the end of 2014 reduced earnings by $0.02 per share.

•	Tax-related items decreased quarter-over-quarter earnings by $0.02 per share.

•
Higher other operating costs impacted earnings by $0.01 per share, largely due to higher depreciation and amortization expenses associated with the Four Corners transaction. Helping offset the increased depreciation and amortization costs were lower interest expense and reduced property taxes.

The depreciation and amortization variance excludes costs associated with the Palo Verde lease extensions which are offset in net income attributable to noncontrolling interests.

•
Slightly lower retail electricity sales – excluding the effects of weather variations, but including the effects of customer conservation, energy efficiency programs and distributed renewable generation – reduced earnings $0.01 per share. Compared to the same quarter a year ago, weather-normalized sales decreased 0.8 percent, while total customer growth improved 1.2 percent quarter-over-quarter.

•	The net effect of miscellaneous items decreased earnings $0.03 per share.

Financial Outlook
For 2015, the Company continues to expect its on-going consolidated earnings will be within a range of $3.75 to $3.95 per diluted share. Longer-term, the Company’s goal is to achieve a consolidated earned return on average common equity of more than 9.5 percent annually through 2016.

Key factors and assumptions underlying the 2015 outlook can be found in the first-quarter 2015 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2015 first-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, May 1. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, May 8, 2015, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 13606144.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of about $14 billion, more than 6,400 megawatts of generating capacity and about 6,400 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings and the information provided in the reconciliation provide investors with useful indicators of our results that are comparable among periods because they exclude the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•	new legislation or regulation including those relating to environmental requirements, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, particularly in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental and other concerns surrounding coal-fired generation;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2015	2014

Operating Revenues	$ 671,219	$ 686,251

Operating Expenses
Fuel and purchased power	223,237	249,786
Operations and maintenance	214,944	212,882
Depreciation and amortization	120,949	101,772
Taxes other than income taxes	43,216	45,845
Other expenses	1,189	796
Total	603,535	611,081

Operating Income	67,684	75,170

Other Income (Deductions)
Allowance for equity funds used during construction	9,224	7,442
Other income	235	2,367
Other expense	(4,286)	(4,684)
Total	5,173	5,125

Interest Expense
Interest charges	48,399	52,969
Allowance for borrowed funds used during construction	(4,216)	(3,770)
Total	44,183	49,199

Income Before Income Taxes	28,674	31,096

Income Taxes	7,947	6,405

Net Income	20,727	24,691

Less: Net income attributable to noncontrolling interests	4,605	8,925

Net Income Attributable To Common Shareholders	$ 16,122	$ 15,766

Weighted-Average Common Shares Outstanding - Basic	110,916	110,257

Weighted-Average Common Shares Outstanding - Diluted	111,377	110,888

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 0.15	$ 0.14
Net income attributable to common shareholders - diluted	$ 0.14	$ 0.14